Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-131280 on Form S-3 of our report dated March 5, 2004; March 22, 2005 as to the effects of the restatement described in Note 2; (which report expresses an unqualified opinion and includes explanatory paragraphs related to substantial doubt as to the Company’s ability to continue as a going concern and related to the 2003 restatement described in Note 2); relating to the financial statements of AirNet Communications Corporation for the year ended December 31, 2003 appearing and incorporated by reference in the Annual Report on Form 10-K of AirNet Communications Corporation for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Orlando, Florida

April 10, 2006